®

News Release
Cory T. Walker
October 14, 2013	Chief Financial Officer
(386) 239-7250

BROWN & BROWN, INC. ANNOUNCES A 14.7% INCREASE

IN EARNINGS PER SHARE

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced its preliminary, unaudited financial results for the third quarter of 2013.

Net income for the third quarter of 2013 was $57,749,000, or $0.39 per share, compared with $49,504,000, or $0.34 per share for the same quarter of 2012, an increase of 14.7%. Total revenue for the third quarter was $359,310,000, compared with 2012 third-quarter revenue of $303,800,000, an increase of 18.3%.

Total revenue for the nine months ended September 30, 2013 was $1,020,114,000, compared with total revenue for the same period of 2012 of $897,202,000, an increase of 13.7%. Net income for the nine-month period ended September 30, 2013 was $169,887,000, or $1.16 per share, compared with $141,408,000, or $0.97 per share for the same period of 2012, an increase of 19.6%.

J. Powell Brown, President and Chief Executive Officer of the Company, noted, “The third quarter wrapped up with $0.39 earnings per share, however one-time, non-recurring acquisition-related expenses accounted for $0.01 per share. Additionally, all four of our business divisions enjoyed strong quarterly organic revenue growth rates, most notably our Wholesale Brokerage Division with a growth rate of 15.8%.”

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ seventh largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to the Company's anticipated financial results for the third quarter of 2013. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's determination as it finalizes its financial results for the third quarter of 2013 that its financial results differ from the current preliminary unaudited numbers set forth herein, other factors that the Company may not have currently identified or quantified, and other risks, relevant factors and uncertainties identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the Company’s other subsequent filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

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Brown & Brown, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES
Commissions and fees	$358,196	$302,310	$1,016,139	$888,785
Investment income	85	239	510	561
Other income, net	1,029	1,251	3,465	7,856
Total revenues	359,310	303,800	1,020,114	897,202

EXPENSES
Employee compensation and benefits	180,528	149,691	503,540	450,039
Non-cash stock-based compensation	7,431	3,908	14,904	11,393
Other operating expenses	50,102	43,774	143,838	129,394
Amortization	17,858	15,956	50,140	47,450
Depreciation	4,466	3,958	12,896	11,383
Interest	4,135	4,006	12,116	12,093
Change in estimated acquisition earn-out payables	(665)	858	1,513	(134)
Total expenses	263,855	222,151	738,947	661,618

Income before income taxes	95,455	81,649	281,167	235,584

Income taxes	37,706	32,145	111,280	94,176

Net income	$57,749	$49,504	$169,887	$141,408

Net income per share:
Basic	$0.40	$0.34	$1.18	$0.99
Diluted	$0.39	$0.34	$1.16	$0.97

Weighted average number of shares outstanding:
Basic	141,139	139,465	140,925	139,185
Diluted	142,789	142,097	142,476	141,769

Dividends declared per share	$0.0900	$0.0850	$0.2700	$0.2550

Brown & Brown, Inc.

INTERNAL GROWTH SCHEDULE

Core Organic Commissions and Fees(1)

Three Months Ended September 30, 2013

(in thousands)

(unaudited)

	Quarter Ended 09/30/13	Quarter Ended 09/30/12	Total Net Change	Total Net Growth %	Less Acquisition Revenues	Internal Net Growth $	Internal Net Growth %

Retail(2)	$187,043	$152,109	$34,934	23.0%	$31,078	$3,856	2.5%

National Programs	73,678	62,406	11,272	18.1%	2,522	8,750	14.0%

Wholesale Brokerage	51,234	43,200	8,034	18.6%	1,193	6,841	15.8%

Services	29,884	28,566	1,318	4.6%	—	1,318	4.6%

Total Core Commissions and Fees (1)	$341,839	$286,281	$55,558	19.4%	$34,793	$20,765	7.3%

Reconciliation of Internal Growth Schedule

to Total Commissions and Fees

Included in the Consolidated Statements of Income

For the Three Months Ended September 30, 2013 and 2012

(in thousands)

(unaudited)

	Quarter Ended 09/30/13	Quarter Ended 09/30/12
Total core commissions and fees(1)	$341,839	$286,281
Profit-sharing contingent commissions	13,951	12,077
Guaranteed supplemental commissions	2,406	2,359
Divested business	—	1,593

Total commissions & fees	$358,196	$302,310

(1) Total core commissions and fees are our total commissions and fees less (i) profit-sharing contingent commissions (revenues derived from special revenue-sharing commissions from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year), (ii) guaranteed supplemental commissions (GSC) (revenues derived from special revenue-sharing commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year),and (iii) divested business (commissions and fees generated from offices, books of business or niches sold by the Company or terminated).

(2) The Retail segment includes commissions and fees reported in the “Other” column of the Segment Information, which includes corporate and consolidation items.

Brown & Brown, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$170,965	$219,821
Restricted cash and investments	247,315	164,564
Short-term investments	11,693	8,183
Premiums, commissions and fees receivable	314,634	302,725
Deferred income taxes	21,268	24,408
Other current assets	26,802	39,811
Total current assets	792,677	759,512

Fixed assets, net	74,482	74,337
Goodwill	1,990,940	1,711,514
Amortizable intangible assets, net	625,298	566,538
Other assets	20,320	16,157
Total assets	$3,503,717	$3,128,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$466,773	$406,704
Premium deposits and credits due customers	57,331	32,867
Accounts payable	42,460	48,524
Accrued expenses and other liabilities	144,154	79,593
Current portion of long-term debt	100,000	93
Total current liabilities	810,718	567,781

Long-term debt	380,000	450,000

Deferred income taxes, net	284,257	237,630

Other liabilities	63,958	65,314

Shareholders’ equity:
Common stock, par value $0.10 per share; authorized 280,000 shares; issued and outstanding 145,441 at 2013 and 143,878 at 2012	14,544	14,388
Additional paid-in capital	362,293	335,872
Retained earnings	1,587,947	1,457,073
Total shareholders’ equity	1,964,784	1,807,333

Total liabilities and shareholders’ equity	$3,503,717	$3,128,058